Exhibit 99.1

    Jacuzzi Brands Announces Third Quarter 2005 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Aug. 11, 2005--Jacuzzi Brands, Inc. (NYSE:JJZ), today announced operating results for the third quarter ended June 30, 2005. Net sales for the third quarter of fiscal 2005 increased to $334.2 million from net sales of $331.3 million for the third quarter of fiscal 2004. Operating income for the fiscal 2005 third quarter decreased to $34.0 million from operating income of $41.1 million for the third quarter of fiscal 2004. Earnings from continuing operations in the fiscal 2005 third quarter of $37.9 million, or $0.50 per share, included a gain on the sale of Rexair of $25.8 million, or $0.34 per share, a tax benefit of $4.4 million, or $0.06 per share, and after-tax restructuring charges of $0.7 million, or $0.01 per share. Earnings from continuing operations in the third quarter of fiscal 2004 were $16.9 million, or $0.22 per share, and included after-tax restructuring charges of $0.3 million, or $0.01 per share. The net loss for the third quarter of fiscal 2005 of $20.8 million, or $0.27 per share, included losses from the operation and disposal of discontinued operations totaling $56.0 million, or $0.77 per share. Net earnings for the third quarter of fiscal 2004 of $13.8 million, or $0.18 per share, included a loss from the operation of discontinued operations of $3.1 million, or $0.04 per share.
    As previously announced, the Company sold its investment in the Eljer business during the third quarter of fiscal 2005. Eljer's operating results are being accounted for as discontinued operations and are no longer included in the results of the Bath Products segment discussed below.
    Higher consolidated net sales in the third quarter of fiscal 2005 were driven by an 11.6% increase in Plumbing Products sales, which offset lower sales at the Bath Products and Rexair segments. The Plumbing Products segment also reported higher operating income, while the Bath Products and Rexair segments reported lower operating income from the same period last year.
    The operating results at each of the Company's three business segments are discussed more fully below.

Bath Products -
                                    3 Months Ended    9 Months Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
                                              (in millions)

Net Sales                          $ 213.3  $ 218.3  $ 585.5  $ 587.3
Operating Income                   $  12.4  $  19.4  $  23.2  $  38.7
Capital Expenditures               $   6.1  $   3.1  $  14.8  $   8.2
Depreciation & Amortization        $   3.6  $   2.9  $  10.8  $   8.5

    Sales in the Bath Products segment decreased 2.3% in the third quarter of fiscal 2005 from the same period in fiscal 2004. A $3.3 million foreign currency benefit was offset by lower sales in the U.K. and Italian bath businesses and the U.S. spa business. Sales in the Company's U.K. bath business, which serves the Company's largest market outside the U.S., declined by 14.6% in local currency as the slow down in the U.K. market, which began in the second quarter, continued through the end of the third quarter. As retail sales in the U.K. have declined, customers have reacted by reducing their inventory levels as they wait for a consumer rebound. The Company does not expect to see a U.K. rebound in the current fiscal year. At the same time, sales of Astracast, the Company's U.K.-based sink business, improved over last year despite the U.K. market slowdown, largely as a result of increased export sales to the U.S. Sales in the Italian bath and U.S. spa businesses declined primarily as a result of continued softness in the Italian bath and U.S. spa markets.
    Operating income decreased to $12.4 million in the third quarter of fiscal 2005 from $19.4 million in the third quarter of fiscal 2004. The decline was primarily the result of the decreased sales in the U.K. and Italian bath businesses and the U.S. spa business. These declines also triggered decreases in production levels, which resulted in lower absorption of fixed costs and reduced margins. The U.K. and Italian bath businesses were also affected by a shift in mix to lower margin products. Operating income in the domestic bath business improved as a result of a decrease in workers' compensation cost resulting from improved claims experience and increased production efficiencies at the Chino, CA bath plant.
    Operating income in the third quarter of 2005 included $1.4 million of restructuring charges compared to $1.1 million in restructuring charges a year ago. The 2005 charges were primarily related to staffing reductions in the U.K., management changes in the domestic bath business and other overhead reductions.

Plumbing Products -
                                    3 Months Ended    9 Months Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
                                              (in millions)
Net Sales                          $  96.2  $  86.2  $ 255.1  $ 224.7
Operating Income                   $  20.7  $  18.8  $  51.2  $  43.1
Capital Expenditures               $   0.7  $   0.5  $   2.9  $   2.1
Depreciation & Amortization        $   1.2  $   1.5  $   3.9  $   4.1

    Sales in the Plumbing Products segment increased 11.6% to $96.2 million in the third quarter of fiscal 2005 compared to the same period last year. The higher sales were driven by the continued growth in principal markets as well as favorable pricing trends of the Zurn specification drain product lines which resulted from favorable market conditions and successful new product introductions.
    Operating income for the third quarter of fiscal 2005 increased 10.1% to $20.7 million from the same period last year. Strong sales volume, favorable pricing, and lower purchased parts costs resulting from new sourcing initiatives offset escalating resin costs, which negatively impacted PEX margins in the quarter.

Rexair -
                                    3 Months Ended    9 Months Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
                                              (in millions)
Net Sales                          $  24.7  $  26.8  $  76.1  $  80.7
Operating Income                   $   6.5  $   7.5  $  19.0  $  20.2
Capital Expenditures               $   0.2  $   0.1  $   0.4  $   1.0
Depreciation & Amortization        $   0.7  $   0.9  $   2.3  $   2.5

    Rexair's sales decreased $2.1 million in the third quarter of fiscal 2005 compared to the same quarter of fiscal 2004. Domestic sales continue to be challenged by the "Do Not Call" legislation which restricts the calling of referred customers without first obtaining permission. Rexair's third quarter of fiscal 2005 operating income declined $1.0 million from the same period last year primarily as a result of the lower sales volume.
    As previously announced, the Company completed the sale of Rexair on June 30, 2005. The Company received net cash of $149.2 million and a 30% equity interest in Rexair's new parent company. This investment is accounted for under the equity method.

    Corporate Expenses and Other

    Corporate expenses increased to $5.6 million in the third quarter of fiscal 2005 from $4.6 million in the third quarter of fiscal 2004. The third quarter of fiscal 2004 benefited from the reversal of the restructuring reserve for unused lease space in Dallas, TX of $0.6 million. The remaining increase is primarily a result of reduced pension income due to a lower discount rate and increased amortization of net actuarial losses ($0.9 million) as well as increased audit and other fees associated with Sarbanes-Oxley compliance ($1.5 million) partially offset by lower compensation and benefit costs ($1.5 million).
    Other expense, net, in the third quarter of fiscal 2005 included $3.2 million in expenses associated with the payoff of the term loan and foreign currency transaction losses of $0.9 million primarily related to fluctuations in the Euro. Other expenses in both periods included expenses associated with retained liabilities of the Company's ladder operations ($0.3 million in Q3 2005 versus $1.1 million in Q3 2004), which were sold in October 1999.
    Total debt (notes payable, current maturities of long-term debt and long-term debt) at June 30, 2005 of $402.8 million decreased from June 30, 2004 levels of $497.9 million. Net debt (total debt of $402.8 million less cash and cash equivalents and restricted cash of $81.6 million at June 30, 2005 and total debt of $497.9 million less cash and cash equivalents of $26.1 million at June 30, 2004) decreased $150.6 million to $321.2 million at June 30, 2005 from $471.8 million at June 30, 2004. Free cash flow from continuing operations (cash flow provided from operating activities of continuing operations of $8.8 million less capital spending, net of proceeds from asset disposals, of $11.0 million) was a negative $2.2 million for year to date fiscal 2005. This negative free cash flow was primarily the result of the timing of our bi-annual interest payment on the senior notes resulting in 12 months of cash interest, increased capital spending, and higher seasonal working capital levels. The Company reduced inventory levels in the Bath segment by $8.1 million in the third quarter and intends to continue to reduce inventory levels during the fourth quarter.
    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, stated, "We are very pleased with the results generated at our Plumbing Products business, which is benefiting from continued market penetration, favorable pricing and new product introductions and sourcing initiatives. We are also pleased with our improved financial position at June 30, 2005. After completing the sales of Rexair and Eljer, our balance sheet is greatly improved with a significant decrease in net debt. We continue to be disappointed in the results of our Bath Products segment, as sluggish market conditions and a high cost structure have hampered our progress during fiscal 2005. We will be aggressively taking steps to bring our cost structure in line with the current market environment while continuing to develop new products at the same time."

    Outlook

    The Company expects to report net earnings from continuing operations of $0.79 to $0.83 per share for fiscal 2005. Included in this amount is the after tax gain on the sale of Rexair of $25.8 million ($0.34 per share), tax benefits totaling $7.3 million ($0.10 per share), debt retirement costs of $1.8 million ($0.02 per share) and restructuring charges of $2.5 million ($0.03 per share). Excluding these amounts, net earnings from continuing operations for fiscal 2005 is expected to be in the range of $0.40 to $0.44 per share which is below prior estimates largely as a result of continued softness in the U.K. bath, Italian bath and U.S. spa markets and the shift to lower margin products in the U.K. and Italian bath businesses. The guidance above does not include any expenses that might be incurred in connection with additional personnel eliminations or other measures that might be undertaken to restructure our operations and further reduce our cost structure.

    Conference Call

    The Company will host a conference call on August 11, 2005 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through September 10, 2005 by calling (402) 220-3015. The call will be webcast by Thomson/CCBN. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetsEvents at www.streetevents.com, a password protected event management site, through September 10, 2005.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.

    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest June 30 or September 30 of the respective year, but are presented as of June 30 or September 30 for convenience.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2005 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, free cash flow, and the forecasted fiscal 2005 net earnings per share excluding certain amounts, are non-GAAP financial measures, which exclude certain charges. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include restructuring charges, net of tax, and the other items set forth in the reconciliation attached to this release. Free cash flow excludes capital spending, net of asset sales, from cash flow from operating activities. The forecasted fiscal 2005 net earnings per share excluding certain amounts excludes after tax gain on the sale of Rexair, tax benefit on audit settlement, debt retirement costs and fiscal 2005 restructuring charges. Adjusted earnings from continuing operations and related per share information, along with free cash flow and forecasted net earnings per share excluding certain amounts, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, free cash flow and the forecasted fiscal 2005 net earnings per share excluding certain amounts, should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, cash flow from operations, net earnings, or earnings per share from continuing operations as reported in the Balance Sheets and Statements of Earnings in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, cash flow from operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)
                              (Unaudited)

                            Three Months Ended     Nine Months Ended
                          ---------------------- ---------------------
                            June 30,   June 30,    June 30,   June 30,
                             2005        2004       2005       2004
                           ---------  ----------  ---------  ---------
                                      (Restated)            (Restated)
                                           (1)                   (1)

Net sales                 $   334.2  $    331.3  $   916.7  $   892.7
Operating costs and
 expenses:
 Cost of products sold        223.5       217.6      621.2      595.8
 Selling, general and
  administrative expenses      75.3        72.1      214.6      206.0
 Restructuring charges          1.4         0.5        3.6        1.5
                           ---------  ----------  ---------  ---------

Operating income               34.0        41.1       77.3       89.4

Interest expense              (12.4)      (12.9)     (36.9)     (38.4)
Interest income                 0.3         0.3        1.5        3.8
Gain on sale of business       25.8           -       25.8          -
Other expense, net             (5.9)       (0.8)      (5.9)      (0.7)
                           ---------  ----------  ---------  ---------

Earnings before income
 taxes and discontinued
 operations                    41.8        27.7       61.8       54.1
Provision for income
 taxes                         (3.9)      (10.8)      (8.7)     (20.8)
                           ---------  ----------  ---------  ---------

 Earnings from
  continuing operations        37.9        16.9       53.1       33.3
                           ---------  ----------  ---------  ---------


Loss from discontinued
 operations, net of tax
 benefit of $1.5, $1.9,
 $2.4 and $5.9,
 respectively                  (2.7)       (3.1)      (4.7)     (10.3)

Loss from disposals of
 discontinued
 operations, net of tax
 benefit of $1.0 and
 $1.2 for the three and
 nine months ended in
 2005, respectively           (56.0)          -      (56.3)         -
                           ---------  ----------  ---------  ---------
  Net (loss) earnings     $   (20.8) $     13.8  $    (7.9) $    23.0
                           =========  ==========  =========  =========

Basic earnings (loss)
 per share:
 Continuing operations    $    0.50  $     0.22  $    0.70  $    0.44
 Discontinued operations      (0.78)      (0.04)     (0.81)     (0.13)
                           ---------  ----------  ---------  ---------
                          $   (0.28) $     0.18  $   (0.11) $    0.31
                           =========  ==========  =========  =========
Diluted earnings (loss)
 per share:
 Continuing operations    $    0.50  $     0.22  $    0.69  $    0.44
 Discontinued operations      (0.77)      (0.04)     (0.79)     (0.14)
                           ---------  ----------  ---------  ---------
                          $   (0.27) $     0.18  $   (0.10) $    0.30
                           =========  ==========  =========  =========


(1) Net earnings and earnings per share were restated to reflect the consolidation of the Company's investment in Spear & Jackson as a result of the increase in our ownership percentage and termination of voting restrictions. Net earnings for the three months ended June 30, 2004 increased by $0.1 million; earnings per share for that period did not change from amounts previously reported. The impact of the restatement on the nine months ended June 30, 2004 did not result in a change of the net earnings or earnings per share previously reported.


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                              June 30,   September 30,
                                                2005          2004
                                            ------------  ------------
                                             (Unaudited)
                  ASSETS
Current assets:
 Cash and cash equivalents                 $       69.2  $       39.6
 Trade receivables, net                           221.9         220.1
 Inventories                                      172.6         180.7
 Deferred income taxes                             27.0          27.8
 Assets held for sale                              78.1          70.2
 Other current assets                              32.2          22.1
                                            ------------  ------------

  Total current assets                            601.0         560.5

Restricted cash collateral                         12.4             -
Property, plant and equipment, net                105.3         118.6
Pension assets                                    146.2         150.3
Insurance for asbestos claims                     171.0         171.0
Goodwill                                          228.3         281.7
Other intangibles, net                                -          59.7
Other non-current assets                           35.1          38.6
                                            ------------  ------------
TOTAL ASSETS                               $    1,299.3  $    1,380.4
                                            ============  ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                             $       17.8  $       21.1
 Current maturities of long-term debt               1.5           3.9
 Trade accounts payable                           106.9         113.3
 Income taxes payable                              24.1          18.2
 Liabilities associated with assets held
  for sale                                         71.4          43.1
 Accrued expenses and other current
  liabilities                                     113.5         120.2
                                            ------------  ------------

  Total current liabilities                       335.2         319.8

Long-term debt                                    383.5         446.8
Deferred income taxes                               8.4          34.3
Asbestos claims                                   171.0         171.0
Other non-current liabilities                     119.5         120.0
                                            ------------  ------------

  Total liabilities                             1,017.6       1,091.9

Commitments and contingencies
Stockholders' equity                              281.7         288.5
                                            ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $    1,299.3  $    1,380.4
                                            ============  ============


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)

                     Bath    Plumbing          Corporate  Consolidated
                   Products  Products  Rexair  and Other     Total
                  --------- --------- ------- ---------- -------------
Net Sales
Third
 Quarter    2005  $  213.3  $   96.2  $ 24.7  $       -  $      334.2
            2004     218.3      86.2    26.8          -         331.3
Year to
 Date       2005  $  585.5  $  255.1  $ 76.1  $       -  $      916.7
            2004     587.3     224.7    80.7          -         892.7
----------------------------------------------------------------------
Total Operating Income (Loss)
Third
 Quarter    2005  $   12.4  $   20.7  $  6.5  $    (5.6) $       34.0
            2004      19.4      18.8     7.5       (4.6)         41.1
Year to
 Date       2005  $   23.2  $   51.2  $ 19.0  $   (16.1) $       77.3
            2004      38.7      43.1    20.2      (12.6)         89.4
----------------------------------------------------------------------
Capital Expenditures
Third
 Quarter    2005  $    6.1  $    0.7  $  0.2  $     0.1  $        7.1
            2004       3.1       0.5     0.1        0.1           3.8
Year to
 Date       2005  $   14.8  $    2.9  $  0.4  $     0.3  $       18.4
            2004       8.2       2.1     1.0        0.6          11.9
----------------------------------------------------------------------
Depreciation and Amortization
Third
 Quarter    2005  $    3.6  $    1.2  $  0.7  $     0.7  $        6.2
            2004       2.9       1.5     0.9        0.6           5.9
Year to
 Date       2005  $   10.8  $    3.9  $  2.3  $     2.6  $       19.6
            2004       8.5       4.1     2.5        0.9          16.0
----------------------------------------------------------------------
Restructuring Charges Included In Operating Income (Loss)
Third
 Quarter    2005  $    1.4  $      -  $    -  $       -  $        1.4
            2004       1.1         -       -       (0.6)          0.5
Year to
 Date       2005  $    3.6  $      -  $    -  $       -           3.6
            2004       2.1         -       -       (0.6)          1.5
----------------------------------------------------------------------


                         Jacuzzi Brands, Inc.
     Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                        Three Months     Nine Months
                                            Ended           Ended
                                        June 30, 2005   June 30, 2005
                                       --------------- ---------------
                                          $      EPS      $      EPS
                                        ------ -------  ------ -------
Earnings from continuing operations    $ 37.9  $ 0.50  $ 53.1  $ 0.69

 Restructuring charges, net of tax        0.7    0.01     2.0    0.03
                                        ------  ------  ------  ------

                                         38.6    0.51    55.1    0.72

 Net non-operating asset gains, net of
  tax                                   (25.8)  (0.34)  (26.4)  (0.34)

 Debt retirement costs                    1.6    0.02     1.8    0.02

 Tax benefit on audit settlement         (4.4)  (0.06)   (7.3)  (0.10)

                                        ------  ------  ------  ------

Adjusted earnings from continuing
 operations                            $ 10.0  $ 0.13  $ 23.2  $ 0.30
                                        ======  ======  ======  ======


                                        Three Months     Nine Months
                                            Ended           Ended
                                        June 30, 2004   June 30, 2004
                                       --------------- ---------------
                                          $      EPS      $      EPS
                                        ------ -------  ------ -------
Earnings from continuing operations    $ 16.9  $ 0.22  $ 33.3  $ 0.44

 Restructuring charges, net of tax        0.3    0.01     0.9    0.01
                                        ------  ------  ------  ------

                                         17.2    0.23    34.2    0.45

 Brazilian note write-off, net of tax       -       -     2.5    0.03

 Interest income on tax settlement, net
  of tax                                    -       -    (1.5)  (0.02)

 Non-operating asset gains, net of tax      -       -    (1.9)  (0.02)

                                        ------  ------  ------  ------
Adjusted earnings from continuing
 operations                            $ 17.2  $ 0.23  $ 33.3  $ 0.44
                                        ======  ======  ======  ======

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608